EXHIBIT 99.3

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	First Quarter
	2024	2023
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,863	$1,878
Intermodal	745	814
Coal	396	440
Total railway operating revenues	3,004	3,132

Railway operating expenses
Compensation and benefits	736	690
Purchased services and rents	528	496
Fuel	284	315
Depreciation	337	321
Materials and other	215	212
Restructuring and other charges	99	—
Eastern Ohio incident	592	387
Total railway operating expenses	2,791	2,421

Income from railway operations	213	711

Other income – net	18	56
Interest expense on debt	201	175

Income before income taxes	30	592

Income taxes	(23)	126

Net income	$53	$466

Earnings per share – diluted	$0.23	$2.04

Weighted average shares outstanding – diluted	226.2	228.3

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2024	2023
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$652	$1,568
Accounts receivable – net	1,198	1,147
Materials and supplies	270	264
Other current assets	236	292
Total current assets	2,356	3,271

Investments	3,570	3,839
Properties less accumulated depreciation of $13,462 and $13,265, respectively	35,051	33,326
Other assets	1,151	1,216

Total assets	$42,128	$41,652

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,506	$1,638
Short-term debt	400	—
Income and other taxes	222	262
Other current liabilities	1,315	728
Current maturities of long-term debt	4	4
Total current liabilities	3,447	2,632

Long-term debt	17,179	17,175
Other liabilities	1,767	1,839
Deferred income taxes	7,199	7,225

Total liabilities	29,592	28,871

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 225,914,028 and 225,681,254 shares, respectively, net of treasury shares	227	227
Additional paid-in capital	2,188	2,179
Accumulated other comprehensive loss	(322)	(320)
Retained income	10,443	10,695

Total stockholders’ equity	12,536	12,781

Total liabilities and stockholders’ equity	$42,128	$41,652

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Three Months
	2024	2023
	($ in millions)
Cash flows from operating activities
Net income	$53	$466
Reconciliation of net income to net cash provided by operating activities:
Depreciation	337	321
Deferred income taxes	(26)	(15)
Gains and losses on properties	(1)	(4)
Changes in assets and liabilities affecting operations:
Accounts receivable	(51)	(22)
Materials and supplies	(6)	(9)
Other current assets	33	12
Current liabilities other than debt	560	480
Other – net	(60)	(56)

Net cash provided by operating activities	839	1,173

Cash flows from investing activities
Property additions	(557)	(428)
Acquisition of assets of CSR	(1,642)	—
Property sales and other transactions	32	20
Investment purchases	(1)	—
Investment sales and other transactions	324	17

Net cash used in investing activities	(1,844)	(391)

Cash flows from financing activities
Dividends	(305)	(307)
Common stock transactions	(6)	(10)
Purchase and retirement of common stock	—	(163)
Proceeds from borrowings	400	594
Debt repayments	—	(800)

Net cash provided by (used in) financing activities	89	(686)

Net increase (decrease) in cash and cash equivalents	(916)	96

Cash and cash equivalents
At beginning of year	1,568	456

At end of period	$652	$552

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$182	$129
Income taxes (net of refunds)	(2)	(1)

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Eastern Ohio Incident

On February 3, 2023, a train operated by Norfolk Southern derailed in East Palestine, Ohio (the Incident). We recognized $592 million and $387 million of expense during the first quarters of 2024 and 2023, respectively, for costs related to the Incident. The total expense recognized in the first quarter 2024 includes the impact of $108 million in insurance recoveries, while no insurance recoveries were recorded in the first quarter of 2023. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable. No amounts have been recorded related to potential third-party recoveries, which may reduce amounts payable by our insurers under applicable insurance coverage.

2. Restructuring and Other Charges

During the first quarter of 2024, the Company executed a voluntary and an involuntary separation program that will result in a reduction of approximately 350 nonagreement employees by May 2024. “Restructuring and other charges” includes $64 million of costs related to these programs, which primarily consists of separation payments to the impacted nonagreement employees. Additionally, the Company incurred $35 million of costs associated with the March 2024 appointment of our chief operating officer.

3. Shareholder Advisory Costs

During the first quarter of 2024, the Company recorded $21 million in costs associated with shareholder advisory matters and which are included in “Other income – net.”

4. Deferred Tax Adjustment

In the first quarter of 2024, we recorded a $27 million deferred income tax benefit, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

5. Stock Repurchase Program

We did not repurchase shares of common stock under our stock repurchase program in the first three months of 2024, while we repurchased and retired 0.6 million shares of common stock at a cost of $163 million in the first three months of 2023, inclusive of excise taxes.